Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
iHeartMedia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	13,000,000 (2)	$ 3.53 (3)	$45,890,000.00	$110.20 per $1,000,000	$5,057.08
Total Offering Amounts					$45,890,000.00		$5,057.08
Total Fee Offsets (4)							$—
Net Fee Due							$5,057.08

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Consists of 13,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of iHeartMedia, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2021 Long-Term Incentive Award Plan, as may be amended from time to time.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Stock Market LLC on April 28, 2023.

(4)The Registrant does not have any fee offsets.